EXHIBIT 99.1

ZION OIL & GAS TO BE GRANTED ASHER-MENASHE EXPLORATION LICENSE

Caesarea, Israel - May 31, 2007 - Richard Rinberg, Chief Executive Officer of Zion Oil & Gas, Inc. (Amex: ZN) of Dallas, Texas and Caesarea, Israel, announced today that, on May 30, 2007, the company was notified by the Israeli Petroleum Commissioner's office that its application for a petroleum exploration license, tentatively denominated the Asher-Menashe License, had been granted. The Commissioner's office told representatives of Zion that the formal license documentation, including the map showing the license's boundaries and the special conditions setting out the work program to be required, are in preparation and should be issued within the coming month.

The Asher-Menashe License is being granted pursuant to Zion's application submitted on January 31, 2007 in accordance with the terms of Zion's Asher Permit. As reported by Zion on February 1, 2007, in its application Zion applied for an exploration license on 81,000 acres north of Zion's 99,000 acre Ma'anit-Joseph License. In its application, Zion proposed a work program to include the acquisition of 20 kilometers of new seismic data in the Ramot Menashe (Manasseh Heights) region and the drilling of a test well, tentatively designated the Menashe #1, to the Triassic formation.

Zion Oil & Gas, a Delaware corporation, explores for oil and gas in Israel areas located onshore between Tel Aviv and Haifa. In 2005, Zion drilled an exploratory well (the Ma'anit #1) on its Ma'anit-Joseph License to a total depth of 15,842 feet. It is currently conducting workover and completion activities on that well and is preparing to drill an appraisal well (to be known as the Ma'anit-Rehoboth #2) on that License. In the event of a commercial discovery, following recovery of certain exploratory costs, Zion intends to donate 6% of its gross revenues from its Israeli petroleum rights to two charitable trusts to be established by Zion, one in Israel and one in the U.S. The common stock of Zion is traded on the American Stock Exchange under the ticker symbol "ZN".

FORWARD LOOKING STATEMENTS: Statements in this press release that are not historical fact, including statements regarding future closings of the offering, the timing and results thereof, Zion's planned operations, potential results thereof and plans contingent thereon, are forward-looking statements as defined in the "Safe Harbor'' provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's prospectus and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact:

Sandra Green
Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231
214-221-4610
Email: sandra@zionoil.com